EXHIBIT 99.1

For Immediate Release:

                 BLUEFLY ANNOUNCES 1-FOR-10 REVERSE STOCK SPLIT

NEW YORK - March 14, 2008 - Bluefly, Inc. (NASDAQ Capital Market: BFLY), a leading online retailer of designer brands, fashion trends and superior value (www.bluefly.com), today announced that its Board of Directors has approved a 1-for-10 reverse stock split of its Common Stock.

The record date for the reverse stock split is April 3, 2008, and the reverse stock split will be effective as of the close of trading on the same date. On a pre-split basis, the Company currently has approximately 134.3 million shares of Common Stock outstanding, which will be reduced to approximately 13.4 million shares as a result of the split.

The Company's stockholders previously authorized the Board to effect a reverse stock split of the Company's common stock within certain approved ranges. The reverse stock split is a key component to the Company's plan to regain compliance with the Nasdaq minimum bid price requirement, which will be presented to the Nasdaq Listing Qualifications Panel at a hearing to be held on March 20, 2008. However, there can be no assurance the Panel will grant the Company's request for continued listing.

In order to indicate the effect of the reverse stock split to the investment community, Nasdaq will amend the Company's ticker symbol to "BFLYD" for a period of twenty trading days following the effective date. After such time, the Company's ticker symbol will revert to "BFLY."

Stockholders will be receiving instructions regarding the process of exchange pre-split old common stock certificates for post-split new common stock certificates from the Company's transfer agent, American Stock Trust & Transfer. For more information regarding the reverse stock split, stockholders are urged to review the Proxy Statement dated April 17, 2007.

About Bluefly, Inc.
Founded in 1998, Bluefly, Inc. (NASDAQ Capital Market: BFLY) is a leading online retailer of designer brands, fashion trends and superior value. Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District. For more information, please call 212-944-8000 or visit www.bluefly.com.

Investor Contacts:
                                      Barry Erdos
                                      President and COO, Bluefly, Inc.
                                      212- 944-8000 ext. 360
                                      barry.erdos@bluefly.com